UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

JAGGED PEAK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-31715	91-2007478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13577 Feather Sound Dr Suite 330, Clearwater, FL 33762

(Address of principal executive offices – zip code)

(800) 430-1312

(Registrant’s telephone number, including area code)

2701 N. Rocky Point Drive, Suite 1250, Tampa, FL 33607

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See item 2.03 below.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

With the agreement with Laurus Master Fund, Ltd., Jagged Peak Inc. will terminate capital raising activities, which was discussed in the last quarterly report; Jagged Peak Inc. could recognize non-cash expenses of up to approximately $850,000 of capitalized capital raising costs and approximately $78,000 of un-amortized debt discounts. These expenses are expected to cause the company to have net losses and negative EBITDA for the fiscal year ended December 29, 2006.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On December 19, 2006 Jagged Peak Inc. (“Jagged Peak”) entered into agreements with Laurus Master Fund, Ltd. (“Laurus”) that will provide Jagged Peak with long term financing through a two million dollar ($2,000,000) secured convertible term note and a one million dollar ($1,000,000) secured revolving note.

The secured convertible term note is for a term of three years with principle payments beginning in the second year at forty five thousand dollars ($45,000) per month with a final payment at the end of the three-year term of nine hundred twenty thousand dollars ($920,000). The interest rate for the note is prime plus two percent (2%), with a floor of ten percent (10%) and paid on a monthly basis. The note and accumulated interest can be converted into Jagged Peak common stock at a fixed conversion price of one dollar ($1.00) per common share.

The secured revolving note is for a term of three years. The interest rate for the note is prime plus two percent (2%), with a floor of ten percent (10%) and paid on a monthly basis. Advancements of the loan are based on the accounts receivable balance. Upon execution of the loan there were no amounts advanced against this note.

The two notes are secured by all of Jagged Peak’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests.

In connection with this agreement Jagged Peak expects to incur approximately $235,000 of cash expenses and issue warrants to purchase approximately 970,000 Jagged Peak common shares with an exercise price of a penny ($.01) per common share. Included with the warrants are registration rights with associated penalties for Jagged Peak not maintaining the related registration.

Jagged Peak will use the proceeds from the secured convertible term note to extinguish the outstanding debt of approximately $750,000, provide additional working capital and investments in the development of the sales and marketing department. The revolving debt facility will be used to cash flow the company as the sales and corresponding account receivable balance increases.

ITEM 7.01 REGULATION FD DISCLOSURE

CLEARWATER, Fla. – December 19, 2006 -Jagged Peak, Inc. (OTC Bulletin Board: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced that it has secured debt financing from Laurus Master Fund, Ltd. A copy of the release is attached as Exhibit 99.1.

The information furnished herein, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1 Press release dated December 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGGED PEAK, INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	Chief Financial Officer

Date: December 20, 2006